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SENSATA TECHNOLOGIES COMPLETES ACQUISITION OF CUSTOM SENSORS & TECHNOLOGIES’ SENSING PORTFOLIO

ALMELO, the Netherlands – December 1, 2015 - Sensata Technologies Holding N.V. (NYSE: ST) announced today that subsidiaries completed the previously announced acquisition of the sensing portfolio of Custom Sensors & Technologies, Inc. (“CST”). The acquisition includes the Kavlico, BEI, Crydom and Newall product lines and brands and includes sales, engineering and manufacturing sites in the United States, the United Kingdom, Germany, France, China and Mexico that employ approximately 2,500 people, including approximately 250 engineers.
“The acquisition of CST's sensing portfolio is in line with Sensata's strategy to Win in Sensing," said Martha Sullivan, Sensata Technologies President and Chief Executive Officer. "These are long-standing, profitable and highly cash generative sensing brands that are well respected by leading OEMs. We are excited to welcome this talented team into Sensata's global organization.”
About Sensata Technologies Holding N.V.
Sensata Technologies Holding N.V. is one of the world's leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in fifteen countries. Sensata's products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata's website at www.sensata.com.
About Custom Sensors & Technologies
Custom Sensors & Technologies ("CST"), headquartered in California, USA, is a global specialist in designing and manufacturing sensors, controls and actuators. Through its brands, BEI Kimco, BEI Sensors, BEI PSSC, Crouzet, Crydom, Kavlico, Newall and Systron Donner Inertial, CST offers a wide range of reliable and efficient components dedicated to the Aerospace & Defense, Transportation, Industrial, Medical and Energy & Infrastructure markets. Through the expertise, diversity and agility of its 4,400 employees worldwide, CST is focused on the satisfaction of its customers. Committed to excellence, with sales of $590M US in 2014, CST is the dependable and adaptable partner for the most demanding applications. For more information, please visit CST's website at www.cstsensors.com.

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